www.ReformCakeGovernance.info
APRIL ??, 2003

                                                   Chris Bohner
                                                   702-387-7005
                                          cbohner@hereunion.org

                                              Genevieve Parente
                                                   702-386-5118
                                  gparente@culinarylocal226.org


Having Their Cake And Eating It Too:
The Impact of Stock Options at The Cheesecake Factory

While The Cheesecake Factory (NASDAQ:CAKE) has been a favorite of Wall Street analysts, consistently growing at 20% or more a year, investors should be aware of the impact of the company's prodigious use of stock options:

     16 million stock options, and the party isn't over! Since 1992, CAKE has authorized over 16 million stock options for employees, executives, and directors of the company (as of 2002,
CAKE had 49 million shares outstanding).   From 1995 through 2002
more than 7.6 million stock options have been exercised by
employees   or over 15% of outstanding shares in 2002   leading
to significant dilution at the company. At the end of 2002, CAKE's option overhang (the number of options outstanding and available for grant divided by shares outstanding) was over 17%. That means there is the potential of an additional 17% of the company's shares being introduced into the market, further diluting shareholders.

     Non-recurring stock option tax benefits account for a large portion of operating cash flow at CAKE. While CAKE records no option expense in the income statement, the company has seen a major boost in operating cash flow as a result of stock options. In 2002, 27% of CAKE's operating cash flow was likely due to the tax benefit of stock option exercises. Because CAKE doesn't directly disclose the tax benefit in the cash flow statement as many companies do, investors may be unaware that a reduction in option exercises could reduce CAKE's operating cash flow and ability to self-finance capital expenditures.

     Is CAKE financing Capex through stock options? One of the selling points frequently offered by sell-side analysts covering
CAKE and by the company itself   is CAKE's apparent ability to
finance its growth and capital expenditures (Capex) internally from the company's cash flow. However, if you exclude the benefits of stock options from operating cash flow, CAKE actually had negative free cash flow of over -$18 million in 2002.

     A significant source of cash on CAKE's balance sheet is due
to non-recurring stock option benefits.   While CAKE has been
lauded for its strong balance sheet, stock option exercises -- and the associated tax benefits -- appear to account for at least $59 million of the $62 million of the growth of cash on CAKE's balance sheet since the beginning of 1998.

     EPS significantly lower if options recognized as compensation expense. A review of CAKE's disclosures shows that CAKE's reported diluted EPS would have been reduced by an average of 15% each of the last three years if stock option grants had been expensed in the income statement--that's a significantly higher reduction in EPS than CAKE's key peers. Would CAKE hand out stock options as aggressively if the company was required to expense those options in the income statement, as many in the investment community now recommend?

     No shareholder approval of key stock option plan, and the stock repurchase plan is a vehicle for issuing more options Despite the significant dilutive potential, a stock option plan with over 5.3 million authorized shares has not been approved by CAKE shareholders. In addition, while CAKE's stock repurchase program is supposed to "minimize the dilutive effect of ongoing employee stock option exercises," all the repurchased shares have been "reissued" as stock options available for grant in the plan not approved by shareholders.

     It's time to change. To address the option issues, CAKE should voluntarily adopt a number of changes, including improving disclosure in the company's financial statements. In addition, shareholders can support our proposals at the May, 2003 annual meeting urging CAKE to improve corporate governance, expense stock options, and submit all option plans for shareholder approval.

Introduction

The Cheesecake Factory (NASDAQ:CAKE)an upscale, full service casual dining company with 61 restaurants has been a favorite of Wall Street analysts, consistently growing at 20% or more a year with no debt and high cash flow. As a result, CAKE is trading at one of the highest P/E ratios in the casual dining stock universe.

Despite CAKE's impressive performance, one aspect of the Cheesecake Factory story that hasn't been told is the impact of the company's prodigious use of stock options. Over the last decade, CAKE shareholders have seen their stake in the company significantly diluted though stock option grants to employees, and shareholders are at risk for even greater dilution given the company's high "option overhang."

But option dilution is only part of the story. CAKE also illustrates how the current accounting and regulatory environment allows companies to systematically understate the true costs of stock option plans, and even avoid shareholder ratification of option plans. Lacking clear information on costs (or even the right to vote on some option plans), it's little surprise that shareholders may be unaware about stock option dilution at CAKE.

But what is surprising about the option story at CAKE is the role stock options play in overstating the financial performance of the company. Perversely, while CAKE is not required to deduct the compensation expense of stock options from earnings, the company benefits from a significant boost to operating cash flow and the balance sheet from stock option exercises and the associated tax benefits. These benefits, which are not necessarily recurring nor immediately obvious from a reading of CAKE's financial statements, further muddy the murky world of option accounting.

Clearly, the goal of transparency is not served when CAKE can avoid accounting for the costs of significant option grants that lead to dilution, while at the same time benefiting from stock option exercises that boost the balance sheet and cash flow statement. Moreover, approving stock option plans without shareholder approval or announcing stock repurchase plans that are a method of issuing more stock options, does not contribute to a high standard of "quality and integrity," as the company pledges.

Ultimately, there is no law or regulation stopping CAKE from restoring transparency and integrity to the company's treatment of stock options. CAKE could voluntarily adopt a number of changes, including expensing stock options, submitting option plans for shareholder approval, and improving disclosure in its financial statements. Unfortunately, without significant changes to the company's corporate governance and accounting standards, we fear that CAKE will continue to have its cake and eat it too.

Below we detail the option story at CAKE with some recommendations.

SIDEBAR
"We strive to make our financial statements as clear and straightforward as we can, and we apply the same high standards of quality and integrity to our corporate finance and accounting practices that we apply to the protection of The Cheesecake
Factory brand itself."

1. Too Much CAKE: Stock Option Dilution

Since 1992, CAKE has authorized over 16 million stock options for employees, executives, and directors of the company (as of 2002, CAKE had 49 million shares outstanding). The result is steadily increasing dilution at the company, and a transfer of wealth from shareholders to employees.

From 1995 through 2002 more than 7.6 million stock options have been exercised by employees or over 15% of outstanding shares in 2002 -- accounting for a large portion of the growth of outstanding shares at CAKE from 37 million shares in 1995 to 49 million shares in 2002 (adjusted for stock splits).1

And CAKE shareholders may see further dilution in the future given the high number of options outstanding and available for future grant, the so-called "option overhang." At the end of 2002, CAKE's option overhang was 17.1%. That's significantly higher than the 2001 national average of 14.7% and CAKE's key competitors such as P.F. Changs (PFCB) and California Pizza Kitchen(CPKI).1

Table 1: 2002 Option Overhang
SIDEBAR
CAKE shareholders may see further dilution in the future given the high number of options outstanding and available for future grant.

2. Option Expense, Diluted EPS, and Disclosure at Cake

Would CAKE be as generous with stock options if those options were expensed in the income statement, as many institutional investors and corporate governance experts are currently advocating?

According to SFAS No. 123, "Accounting for Stock-Based Compensation,"companies are only required to report the compensation expense of stock options (using the Black-Scholes method) in the 10K footnotes.3 A review of CAKE's disclosures shows that CAKE's reported diluted EPS would have been reduced by an average of 15% each of the last three years if stock option grants had been expensed in the income statement that's significantly higher than PFCB or CPKI (see Table 2).

Table 2: Reduction in EPS if Options Were Expensed

One cautionary note regarding CAKE's disclosures regarding SFAS No. 123. In reviewing CAKE's annual reports, there were discrepancies from year to year regarding the disclosure of the impact of expensing stock options on net income (i.e. pro forma net income). In the 2002 10K, CAKE lists 2000 pro forma net income as $26.6 million, while the 2001 10K uses $23.5 million as 2000 pro forma net income. There are similar discrepancies regarding 1999 pro forma net income. CAKE should provide more information and disclosure to shareholders regarding these discrepancies.

Nevertheless, using either disclosed pro forma net income figure, the data show that there is a significant cost to CAKE's stock option program, one which would be made clearer if the cost was expensed on the income statement. While shareholders are seeing many of the indirect benefits of CAKE's stock option program in the balance sheet and cash flow statement (see below), shareholders are not seeing the true costs. To be truly transparent to its shareholders, CAKE should follow the lead of companies like Coca Cola and begin voluntarily expensing stock option expense in the income statement.

SIDEBAR
There is a significant cost to CAKE's stock option program, one which would be made clearer if the cost was expensed on the income statement.

Diluted EPS: An Alternative to Expensing Options?

Some critics argue that expensing options is unnecessary because the diluted EPS number accounts for the costs of stock options. However, the method used for calculating diluted shares seriously underestimates stock option dilution. Under the Treasury Stock Method (TSM), dilution is calculated by assuming all stock options in-the-money are exercised. However, the TSM method further assumes that the proceeds to the company from the options exercised -- and the associated tax benefits -- are used to repurchase shares at the current market price. The differential between the options exercised and the shares theoretically purchased is the number used to calculate diluted EPS.4

However, the TSM bears little resemblance to reality at CAKE. Rather than repurchase shares from the proceeds of stock option exercises, CAKE has let most of that cash pile up on the balance sheet. From 1999 through 2002, CAKE has received over $88 million from stock option proceeds including the tax benefits,
but has spent only $13 million to repurchase shares   a 14.6%
rate. Thus the diluted EPS number reported by CAKE seriously underestimates CAKE's actual practices.

Take 2002 as an example. In 2002, CAKE reported that the difference between basic and diluted shares was 1.9 million using the Treasury Stock Method. However, at the end of the fiscal year 2002, CAKE had approximately 5.2 million outstanding options that were in-the-money (as of 12/31/02). The diluted EPS number
used by CAKE   and by shareholders and analysts -- assumes
that CAKE would theoretically purchase 3.3 million shares with all its option proceeds. But as noted in the previous paragraph, CAKE has historically used only 14.6% of option proceeds to repurchase shares. Applying that rate, CAKE would repurchase only 763,000 shares rather than 3.3 million assumed for calculating diluted EPS. Adjusting the reported diluted EPS by CAKE's actual practice would lead to a "real" diluted EPS 5% lower for 2002 than reported (see Table 3).

SIDEBAR
The diluted EPS number reported by CAKE seriously underestimates
CAKE's actual practices.

Table 3: Diluted vs. "Real" Diluted

3. The Hidden Impact Of Stock Option Tax Benefits on CAKE's
Operating Cash Flow

One of the selling points frequently offered by sell-side analysts covering CAKE and by the company itself is CAKE's apparent ability to finance its growth and capital expenditures (Capex) internally from the company's operating cash flow. For example, on CAKE's third quarter conference call CFO Gerald Deitchle told investors that CAKE is "a very successful, cash flow positive company. And we're a real company with real cash flows. Each one of these Cheesecake Factory restaurant[s] - these little sweethearts throw off at least two million of operating cash flow a year. And we are self-financing our capital expenditures today and our current growth plans today."5

Echoing the point, Banc of America Securities recently wrote that CAKE "continues to fund its own internal growth from internal cash flow Capex for 2002 will be about $75 million. The company should be able to finance this year and next with its operating cash flow."6

Certainly it is true that the Cake has no debt, has not raised capital from secondary offerings since 1997, and generates significant cash flow available for Capex. What is less understood, however, is the significant role that stock options play in boosting CAKE's operating cash flow and cash on the balance sheet.

SIDEBAR
Sell-side analysts covering CAKE applaud the company's apparent ability to finance Capex internally from operating cash flow.

Accounting Treatment of the Tax Benefit of Stock Option Exercises Under current tax rules, a company is allowed to claim a compensation deduction on the income employees receive from exercised stock options (i.e. the difference between the exercise and market price of the option). That compensation deduction reduces the income taxes paid by a company. Under Financial Accounting Standards Board (FASB) rules, to the extent that a tax benefit is realized, "the reduction of income taxes paid as a result of the deduction triggered by employee exercise of stock options should be classified as an operating cash flow." However, companies are not required to break out the option tax benefits in a separate line in the operating cash flow statement if they elect to report the tax benefit in the statement of shareholders' equity.7

While some of CAKE's competitors in the casual dining universe do break out the option tax benefit in the operating section of the cash flow statement (for example P.F. Changs, Buca, Applebee's, Darden), CAKE has not. As a result, the role of option tax benefits in CAKE's operating cash flow is not clearly evident.

SIDEBAR
In 2002, 27% of CAKE's operating cash flow was likely due to the tax benefit of stock option exercises.

The Option Tax Benefit at CAKE

How important is the option tax benefit to CAKE's operating cash flow? In 2002, 27% of CAKE's operating cash flow was likely due to the tax benefit of stock option exercises. From 2000 through 2002, 18% of CAKE's operating cash flow was likely due to the tax benefit of stock option exercises (see Table 4). Yet because CAKE doesn't disclose the tax benefit in the operating cash flow, it may be that few investors are aware of this fact. Moreover, CAKE's operating cash is positively impacted from the stock option tax benefit at a rate higher than CAKE's competitors.

Table 4: Stock Option Tax Benefit on Operating Cash Flow

Is CAKE Self-Financing Capex?

If you strip out the impact of stock options on operating cash flow, and subtract Capex (which includes expenditures for new restaurants, upgrades, and maintenance), then it appears that CAKE is not really financing all of Capex from recurring operating cash flow. In 2002, CAKE actually had negative free cash flow of over -$18 million (free cash flow defined as operating cash flow minus stock option tax benefits and capex). Since 1999, CAKE had negative free cash flow of nearly -$17 million (see Table 5). Without the tax benefits of the high level of stock option exercises in 2001 and 2002, Capex could not have been funded entirely from operating cash flow. In a sense, CAKE financed some of the Capex by issuing equity to employees through stock options.

Table 5: Free Cash Flow at CAKE

SIDEBAR
In a sense, CAKE financed some of the Capex by issuing equity to employees through stock options.

Admittedly, CAKE generates strong operating cash flow available to cover a large amount of Capex. However, it is clear that the stock option tax benefits have contributed significantly to CAKE's operating cash flow,allowing CAKE to fully self-finance Capex. But these tax benefits are not necessarily recurring. If CAKE's stock declines, stock option exercises will likely slow down (because more options will be underwater), forcing CAKE to find other sources of financing for Capex. Yet because CAKE does not disclose the stock option tax benefit in the cash flow statement, perhaps few investors are aware of this potential risk. Accordingly, we believe CAKE should clearly disclose the option tax benefit in the cash flow statement.

SIDEBAR
Because option tax benefits are not necessarily recurring, CAKE should clearly disclose the benefit in the cash flow statement.

4. The Stock Option Impact on CAKE's Balance Sheet

At the end of 2002, CAKE had over $114 million of cash and marketable securities on the balance sheet. Frequently, the analyst community seems to suggest that much of the cash on CAKE's balance sheet is coming from free cash flow generated from operations. For example, Wedbush Morgan writes:

"The Cheesecake Factory ended the second quarter of 2002 with $116 million in cash and investments, a $24 million increase over December 2001. Cheesecake has steadily built balance sheet strength as it has expanded. We expect cash levels to continue to increase as we expect internal cash flow to more than cover this year's $70-75 million and next year's estimated $80-85 million in capital expenditures Free cash flow should continue to boost cash on hand."9

However, it appears that a significant portion of the cash on the balance sheet it due to stock option exercises and the associated tax benefits.

Since the end of 1998, CAKE's cash has increased from $52.7 million to $114.5 million at the end of 2002, for an increase of $61.8 million (of the $52.7 million on the balance sheet in 1998, approximately $45 million was due to proceeds from the 1997 secondary stock offering). How has CAKE increased cash by $61.8 million?

First, as shown above in Table 5, if the $42.8 million of stock option tax benefits are excluded from operating cash flow, CAKE had a total of negative free cash flow of -$16.7 million since 1999. However, if the tax benefits are included in operating cash flow, then CAKE shows about $26.1 million in positive free cash flow. Thus, the stock option tax benefits account for 42% of the $61.8 million gain in cash.

Second, from 1999 through 2002 CAKE has received $45.5 million from the proceeds of stock option exercises (option holders purchase the shares from CAKE when exercising options). If you subtract the $12.9 million cost of CAKE's share repurchase program, CAKE has netted nearly $29 million from stock option exercises. Stock option exercises, and the associated tax benefits, appear to account for at least $58.7 million of the $61.8 million gain in cash on CAKE's balance sheet.

SIDEBAR
A significant portion of the cash on the balance sheet it due to stock option exercises and the associated tax benefits.

Table 6: Stock Option Impact on Cash

5.  No Shareholder Approval of a Key Stock Option Plan

Investors concerned about dilution at CAKE might be alarmed to learn that shareholders have never approved one of the major stock option plans at the company. On May 18, 1999--the date of the 1999 annual meeting the CAKE Board of Directors adopted the Year 2000 Performance Stock Option Plan without shareholder approval. CAKE did not disclose the existence of the plan to shareholders until nearly a year later, filing the plan as an exhibit to a Registration Statement.10 Over the last 3 years, CAKE's Board of Directors has steadily authorized shares for grant under the plan from 300,000 shares in 1999 to over 5.3 million shares in 2002--all without shareholder approval.

CAKE was able to avoid shareholder approval by taking advantage of the listing regulations of NASDAQ which do not require approval of "broad based" stock option plans. However, reacting to widespread criticism of the abuse of stock option plans, NASDAQ has proposed requiring shareholder approval of most option plans. The rules await final approval from the SEC.11

Given the substantial costs to shareholders, CAKE should submit all stock option plans for shareholder approval, whether or not NASDAQ requires shareholder approval. Because the Year 2000 plan allows the Board of Directors to terminate the plan at any time, CAKE could submit the plan for shareholder approval at the 2003 annual meeting.

SIDEBAR
Shareholders have never approved one of the major stock option plans at the company.

6. The Stock Repurchase Plan That Keeps on Giving

Some CAKE investors may not be concerned about stock option dilution because of the company's stock repurchase program. In 1999, CAKE increased its share repurchase program, announcing that a "primary purpose of the Company's share repurchase program is to minimize the dilutive effect of ongoing employee stock option exercises."12 And some analysts apparently agreed. Kenny Securities wrote in June, 2002 that "CAKE's share buyback program has offset share dilution due to option issuance and solidified EPS earnings gains."13

But the fine print of CAKE's financial statements suggests something different. Since the announcement of the repurchase program, CAKE has repurchased 1,047,300 shares as of October, 2002. According to company's SEC filings, those shares have been repurchased "for reissuance upon the exercise of stock options under the Company's current stock option plans." A review of the company's registration statements shows that all of the 1,047,300 repurchased shares have been "reissued" as options available for grant under the Year 2000 stock option plan--the very plan that was not approved by shareholders.

SIDEBAR
All of CAKE's repurchased shares have been "reissued" as options available for grant under the Year 2000 stock option plan.

Conclusion

For such a well-managed company with solid operating results, CAKE illustrates the serious accounting and corporate governance issues surrounding the use of stock options. CAKE could address these issues by undertaking a number of voluntary actions, including expensing stock options, submitting option plans for shareholder approval, and improving disclosure of option benefits in the financial statements.

However, we fear that CAKE's poor corporate governance practices will hinder the company from seeking greater accountability to shareholders on this issue. CAKE is protected by an arsenal of anti-takeover devices, including a poison pill, a classified board, and supermajority voting requirements--all which serve to insulate the company from shareholders. With such a corporate governance profile, it is unlikely that CAKE will address these serious issues regarding stock options.

That's why we are asking shareholders to support our proposals at the May, 2003 annual meeting urging CAKE to improve corporate governance, expense stock options, and submit all option plans for shareholder approval. More information is available at www.ReformCakeGovernance.info


About the Culinary Workers Union 226/HERE

Culinary Workers Union 226, an affiliate of the Hotel Employees and Restaurant Employees International Union (HERE), is a shareholder of The Cheesecake Factory. In addition, a benefit fund sponsored by the Culinary Workers Union is a holder of
25,900 CAKE shares.   The Culinary Workers Union has a long
history of shareholder and investor activism in the gaming, lodging, and food service industries. In addition, its parent, HERE is a member of the Council of Institutional Investors, a $1 trillion coalition of public, union, and corporate pension funds. The Culinary Workers Union, or affiliates of HERE, do not represent any employees at CAKE. However, the Culinary Workers Union has sought to organize employees at CAKE, and may continue to do so.

Endnotes

1. "Corporate Governance in Crisis: Executive Pay/Stock Option
Overhang 2003," Watson Wyatt Worldwide, 2003.

2. All option data for The Cheesecake Factory, The California
Pizza Kitchen,and P.F. Changs derived from SEC filings.

3. "Accounting for Stock-Based Compensation," FASB.

4. Miller GAAP Guide, 2002.

5. "Q3 2002 Cheesecake Factory Earnings Conference Call   Final,"
Fair Disclosure Wire, October 17, 2002.

6. "The Cheesecake Factory: Solid 3Q Up 34%; Maintain Market
Performer," Banc of America Securities," October 17, 2002.

7. "EITF 00-15," FASB Emerging Issues Task Force, July 20, 2000.

8. Not material or not disclosed.

9. "Casual Dining: From Luxury to Staple," Wedbush Morgan
Securities, September 26, 2002.

10. S-8 filed by The Cheesecake Factory on April 11, 2000.

11. "Alerts," Council of Institutional Investors, January 30,
2003.

12. "The Cheesecake Factory Announces Additional Lease Signings and Increased Share Repurchase Authorization," PR Newswire,
December 13, 1999.

13. Kenny Securities, June 13, 2002.